UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

GameSquare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39389	99-1946435
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6775 Cowboys Way, Ste. 1335 Frisco, Texas, USA	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 464-6400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GAME	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on September 8, 2026, GameSquare Holdings, Inc., a Delaware corporation (the “Company” or “Parent”), GameSquare IP Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”), FanEngine Holdings Ltd., a private limited company organized under the laws of England and Wales (“Seller”), the Seller Securityholders party thereto (the “Seller Securityholders”), and Jesper Schertiger, solely in his capacity as representative of the Seller Securityholders, entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which the Seller agreed to contribute, assign, transfer, convey and deliver to Buyer, and Buyer agreed to acquire from Seller, certain assets from the Seller (the “Purchased Assets”) in exchange for the issuance of shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), to the Seller Securityholders. On October 26, 2026, the parties to the Contribution Agreement consummated the transactions contemplated thereby (the “Closing”).

The Purchased Assets included, among other things, assigned contracts, specified intellectual property assets and licensed intellectual property, certain books and records, rights under warranties and indemnities relating to the Purchased Assets, specified claims and causes of action, and the goodwill and going-concern value associated with the Purchased Assets. The Buyer assumed only the liabilities expressly identified in the Contribution Agreement (the “Assumed Liabilities”), including (i) trade accounts payable to third parties that remain unpaid and are not delinquent as of the Closing, arose in the ordinary course of business consistent with past practice, and do not exceed $25,000 in the aggregate as of the Closing, and (ii) specified obligations under assigned contracts that are required to be performed after the Closing and do not relate to a pre-Closing breach, default or violation by Seller. Seller will retain all other liabilities, subject to the terms of the Contribution Agreement.

As consideration for the Purchased Assets, at the Closing, the Company issued an aggregate of 5,439,416 shares of Common Stock (the “Issued Shares”) directly to the Seller Securityholders, which represents 30% of the total issued and outstanding shares of Common Stock as of immediately following the Closing (and giving effect to the issuance of the Issued Shares).

In addition, the Seller Securityholders are eligible to receive additional contingent stock consideration consisting of up to an aggregate of 1,410,218 shares of Common Stock, which represents 10% of the total issued and outstanding shares of the Company’s common stock as of the Closing, after giving effect to the applicable issuance (the “Earnout Shares”). The Earnout Shares may be earned in two tranches. The first tranche, equal to an aggregate of 705,109 shares of Common Stock, may be earned following Closing if the Purchased Assets generate either (i) at least one month of recognized revenue in excess of $3 million during the six-month period immediately following Closing or (ii) annualized recognized revenue of at least $30 million calculated based on such six-month period. The second tranche, equal to an additional 705,109 shares of Common Stock, may be earned following Closing if the Purchased Assets generate either (i) at least one month of recognized revenue in excess of $6 million during the period beginning six months after Closing and ending eighteen months after Closing or (ii) annualized recognized revenue of at least $60 million during such period. The Seller Securityholders will also be eligible to receive contingent cash consideration of up to $50 million in the aggregate (the “Cash Earnout Amount”), as follows: (i) with respect to the earnout period ending December 31, 2027, the Seller Securityholders may receive $0.50 for every $1.00 of Earnout Net Income in excess of $8 million, up to a maximum payment of $25 million; and (ii) with respect to the earnout period ending December 31, 2028, the Seller Securityholders may receive $0.50 for every $1.00 of Earnout Net Income in excess of $25 million, up to an additional maximum payment of $25 million.

The foregoing summary of the Contribution Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2026, and which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Issued Shares and the Earnout Shares is incorporated by reference into this Item 3.02.

The issuance of the Issued Shares and any Earnout Shares is exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(b) of Regulation D and Regulation S promulgated thereunder. The securities issued pursuant to the Contribution Agreement will not be registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

In accordance with the Contribution Agreement, the Board of Directors (the “Board”) of the Company approved an increase in the size of the Board from six directors to eight directors and appointed Marco Baccanello and Benjamin Hugo to serve as members of the Board, effective as of the Closing. Messrs. Baccanello and Hugo were each nominated to serve on the Board by the respective Designating Holder (as defined in the Contribution Agreement) designated by the applicable Seller Securityholders pursuant to the Contribution Agreement. As set forth in the Contribution Agreement, each Designating Holder shall have the right to designate one individual to be appointed to the Board for so long as such Designating Holder owns 5% or more of the outstanding Common Stock. Each of Messrs. Baccanello and Hugo shall serve on the Board until the Company’s 2027 annual meeting of stockholders or until his earlier death, resignation, removal, or until such time that the applicable Designating Holder no longer has the right to designate such director pursuant to the terms and conditions of the Contribution Agreement. The Board has not yet determined the committees of the Board to which Messrs. Baccanello and Hugo will be appointed.

In connection with their respective elections to the Board, the Company and each of Messrs. Baccanello and Hugo entered into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Each of Messrs. Baccanello and Hugo is a Seller Securityholder under the Contribution Agreement. As a result, at the Closing the Company issued Messrs. Baccanello and Hugo 843,109 and 924,701 shares of Common Stock, respectively, in accordance with the Contribution Agreement. Pursuant to the Contribution Agreement, Messrs. Baccanello and Hugo may receive up to an additional 218,584 and 239,737 shares of Common Stock, respectively, upon the achievement of certain earnout milestones. Messrs. Baccanello and Hugo may also receive Cash Earnout Amounts of up to $7.75 million and $8.5 million, respectively, upon the achievement of certain milestones as set forth in the Contribution Agreement. Anonymous Labs Ltd. (“Anonymous Labs”), in which Mr. Hugo holds an equity interest, is also Seller Securityholder under the Contribution Agreement. In connection with the Closing, the Company issued 1,087,883 shares of Common Stock to Anonymous Labs. Anonymous Labs may also receive (i) up to an additional 282,044 shares of Common Stock upon the achievement of certain earnout milestones, and (ii) Cash Earnout Amounts of up to $10.0 million upon the achievement of certain milestones, in each case as set forth in the Contribution Agreement. Other than as described above, neither of Messrs. Baccanello nor Hugo has a direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between either of Messrs. Baccanello or Hugo and any director or executive officer of the Company.

2026 Stock Incentive Plan

As described in Item 5.07 below, on October 22, 2026, at the Company’s Special Meeting of Stockholders (the “Special Meeting”), the Company’s stockholders approved the GameSquare Holdings, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), which replaces the GameSquare Holdings, Inc. 2024 Stock Incentive Plan, as amended. The 2026 Plan was previously approved, subject to stockholder approval, by the Board. The 2026 Plan became effective immediately upon stockholder approval at the Special Meeting.

A summary of the material terms of the 2026 Plan is included in Proposal 2 of the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on October 2, 2026 (the “Proxy Statement”), which summary is incorporated herein by reference. The descriptions of the 2026 Plan contained herein and in the Proxy Statement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the 2026 Plan, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On October 22, 2026, the Company held the Special Meeting. The following is a brief description of the matters voted upon at the Special Meeting, as well as the number of votes cast for or against each matter and the number of abstentions and broker non-votes with respect to each matter. A more complete description of the matters is set forth in the Proxy Statement.

As of September 21, 2026, the record date for the Special Meeting, there were 12,785,891 shares of Common Stock outstanding and entitled to vote at the Special Meeting. A total of 5,581,594 shares of Common Stock, or approximately 43.65% of the shares entitled to vote at the Special Meeting, were present in person or represented by proxy at the Special Meeting, constituting a quorum.

Proposal No. 1 – Issuance Proposal

The Company’s stockholders approved, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of shares of Common Stock issuable pursuant to that certain Contribution Agreement, dated as of September 8, 2026, by and among the Company, GameSquare IP Holdings, Inc., FanEngine Holdings Ltd., the Seller Securityholders party thereto and Jesper Schertiger, solely in his capacity as representative of the Seller Securityholders, including shares issuable pursuant to the earnout provisions thereunder, in an amount in excess of 20% of the Common Stock outstanding immediately prior to the closing of the transactions contemplated by the Contribution Agreement. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
4,680,673	896,967	3,950	4

Proposal No. 2 – Incentive Plan Proposal

The Company’s stockholders approved the 2026 Plan. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
4,023,159	1,489,495	68,939	1

Proposal No. 3 – Adjournment Proposal

The Company’s stockholders approved the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies. The final voting results were as follows:

For	Against	Abstain	Broker Non-Votes
4,373,341	1,179,360	28,892	1

Item 7.01. Regulation FD Disclosure.

On October 26, 2026, the Company issued a press release announcing the Closing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Contribution Agreement, dated as of September 8, 2026, by and among GameSquare Holdings, Inc., GameSquare IP Holdings, Inc., FanEngine Holdings Ltd., the Seller Securityholders party thereto, and Jesper Schertiger, solely in his capacity as representative of the Seller Securityholders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 9, 2026)
10.2	Form of Indemnification Agreement
10.3	GameSquare Holdings, Inc. 2026 Stock Incentive Plan
99.1	Press Release, dated October 26, 2026
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESQUARE HOLDINGS, INC.
(Registrant)

Date: October 26, 2026	By:	/s/ Justin Kenna
	Name:	Justin Kenna
	Title:	Chief Executive Officer, President and Director